Exhibit 10.1

NANOPHASE TECHNOLOGIES CORPORATION

2008 Long-Term Cash Incentive Plan

The purpose of the Nanophase Technologies Corporation 2008 Long-Term Cash Incentive Plan (the “Plan”) is to attract and retain key officers of Nanophase Technologies Corporation (the “Company”) and to align financial incentives of those individuals with the financial objectives of the shareholders. The Company believes that the Plan will encourage the officers to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders.

ARTICLE I

ADMINISTRATION OF THE PLAN

Section 1.1 Administration.

(a) Committee. The Plan shall be administered by the Compensation and Governance Committee of the Board of Directors (the “Committee”). The Committee shall consist of three or more persons appointed by the Company’s Board of Directors (the “Board”), all of whom shall be “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, shall be “non-employee directors” as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall be “independent directors” as defined in NASDAQ Marketplace Rule 4200(15), as amended.

(b) Committee Authority and Determinations. The Committee shall have the sole authority to (i) determine the officers to whom awards shall be made under the Plan, (ii) determine the timing and amount of the awards made to each such individual, the conditions relating to settlement of awards, the duration of any applicable restrictions or maturity periods, and any waiver, acceleration or expiration of such restrictions or transferability or forfeiture periods based in each case on such considerations as the Committee will determine including, but not limited to, a change in control, and (iii) make all determinations about any other matters under the Plan. The Committee shall have full power to administer the Plan, make factual determinations, and adopt or amend such rules, agreements and instruments for implementing the Plan and for conducting its business as it deems advisable, in its sole discretion. All the Committee’s determinations under the Plan shall be binding on anyone having any interest in the Plan or any Awards under it. All the Committee’s powers shall be executed in the Company’s best interest, not as a fiduciary, and in keeping with the Plan’s objectives. The Committee’s determinations under the Plan need not be uniform as to similarly situated individuals.

Section 1.2 Awards. Awards under the Plan will consist only of grants of cash as described in Article II (“Awards”). All Awards shall be subject to the terms and conditions stated herein and such other terms or conditions consistent with the Plan as the Committee deems appropriate and specifies in writing in a grant instrument (the “Award Instrument”) or an amendment to it. The Committee shall approve the form and provisions of each Award Instrument. Awards under the Plan need not be uniform among the award recipients (the “Grantees”).

Section 1.3 Eligibility for Participation. All officers of the Company, including officers who are members of the Board, shall be eligible to be considered by the Committee for participation in the Plan.

ARTICLE II

LONG-TERM CASH INCENTIVE AWARDS

Section 2.1 Award Amount. The Committee shall establish the amount of the Award, its maturity period and other restrictions at the time the Award is granted.

Section 2.2 Maturity. An Award shall mature at the end of the maturity period specified by the Committee in the Award Instrument. An Award shall be subject to such other restrictions as may be specified in the Award Instrument, including without limitation, requiring that during the maturity period, the Company achieve a specified number of consecutive or non-consecutive reporting quarters of one or more of the following business criteria: pre-tax profit, positive GAAP earnings, a specified level or levels of return on equity or return on assets, or positive EBITDA, or positive adjusted EBITDA. Awards also may include such partial payment provisions as the Committee deems appropriate. The Committee may accelerate the maturity of any or all outstanding Awards at any time for any reason. Upon maturity, Awards are payable only if the Grantee has been continuously employed as an officer of the Company during the period from the date of the Award Instrument through the date that both the maturity period has ended and all applicable restrictions have been satisfied.

Section 2.3 Award Settlement. When an Award has matured, the Grantee shall receive in settlement of such Award an amount, payable in cash only, equal to the amount of the Award. All Award settlements shall occur within sixty (60) days after both the maturity period of an Award has ended and all applicable restrictions have been satisfied.

ARTICLE III

GENERAL MATTERS

Section 3.1 Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time in accord with applicable law; provided that the Board may not amend the Plan without the approval of the shareholders, if such shareholder approval is required by applicable law or exchange rules. A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Grantee unless the Grantee consents or the amendment is required by applicable law. The termination of the Plan shall not impair the Committee’s authority over an outstanding Award. Whether or not the Plan has terminated, any outstanding Award may be terminated, modified or amended pursuant to the Plan or agreement of the Company and the Grantee consistent with the Plan. The Plan shall be the controlling document. No other statements or representations, oral or written, may amend the Plan. The Plan shall be binding upon the Company, its successors and assigns.

Section 3.2 Miscellaneous.

(a) Funding. The Plan shall be unfunded. In no event shall interest be paid or accrued on any Award.

(b) Rights of Participants. Nothing in the Plan shall entitle any officer or other person to any Award under the Plan. Neither the Plan nor any action taken under it shall give any individual any right to be retained or employed by the Company.

(c) Tax Withholding. The Company is authorized to withhold from any payment relating to an Award such amounts or withholding and other taxes due with respect to an Award, or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Grantee to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any Award.

(d) Effective Date. The Plan shall be effective immediately upon approval by the Board.

(e) Grants Outside of the Plan. Nothing in the Plan shall limit the Company’s right to grant other compensation outside of this Plan.

(f) Compliance with Law. The Plan and the obligations of the Company to issue Awards shall be subject to all applicable laws and approvals required by any regulatory agency. The Company does not intend any Award, Award Settlement or payment relating to an Award under the Plan to constitute “long-term compensation” within the meaning of Section 409(A) of the Code. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with applicable law.

(g) Successors. All the Company’s obligations under the Plan and Awards granted under it shall be binding on any successor to the Company, whether by direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company.

(h) Governing Law. The validity, construction and effect of the Plan and Award Instruments issued under it shall be governed in accord with the laws of the State of Delaware.

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